Black Hills Corp. Reports Third Quarter 2017 Results and Provides Earnings Guidance Updates
Company Also Announces Dividend Increase and Intent to Discontinue Oil and Gas Operations

•	Third quarter EPS of $0.50, an increase compared to prior year

•	Guidance for 2017 EPS, from continuing operations, as adjusted, decreased to range of $3.30 to $3.40 per share

•	Guidance for 2018 EPS, from continuing operations, as adjusted, initiated in range of $3.35 to $3.55 per share

•	Quarterly dividend increased 6.7 percent to $0.475 per share

•	San Juan Basin and certain Powder River Basin oil and gas assets sold

•	Divestiture of all remaining oil and gas assets authorized by board of directors

RAPID CITY, S.D. — Nov. 2, 2017 — Black Hills Corp. (NYSE: BKH) today announced financial results for the third-quarter 2017. Net income available for common stock for the third quarter of 2017 was $28 million or $0.50 per diluted share, compared to net income available for common stock for the third quarter of 2016 of $14 million, or $0.26 per diluted share.

Net income available for common stock, as adjusted, for the third quarter of 2017 was $28 million, or $0.50 per diluted share compared to net income available for common stock, as adjusted, of $26 million, or $0.48 per diluted share, for the same period in 2016 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided). The third quarter of 2016 included $0.15 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.07 per diluted share related to acquisition costs.

“Third quarter operational performance was solid as we continued our post-acquisition transition back to a traditional utility growth strategy,” said David R. Emery, chairman and CEO of Black Hills Corp. “Earnings of $0.50 per share in the third quarter increased 4 percent compared to adjusted earnings in the same period last year. Results were driven by recent generation and transmission investments at our electric utilities and strong performance at our power generation and mining segments. Our natural gas utilities’ results were negatively impacted by lower irrigation demand during the quarter.

“We are reducing our guidance for 2017 earnings from continuing operations, as adjusted, to $3.30 to $3.40 per share. Despite strong cost control across the organization, lower than expected results at our natural gas utilities due to unfavorable weather, as well as lower than expected commercial and industrial load growth at our electric utilities, reduced our outlook for the year.

“We are confident in our ability to deliver long-term shareholder value despite our near-term earnings challenges. Demonstrating that confidence, we moved up our 2018 dividend increase by one quarter. We increased the quarterly dividend by 6.7 percent to $0.475 per share, bringing the total dividend payout for 2017 to $1.81 per share. Our measured, but flexible, approach to growing our dividend is an important component of our strategy to deliver top quartile long-term total shareholder returns.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in millions, except per share amounts)	2017	2016	2017	2016
GAAP:
Net income (loss) available for common stock	$27.7	$14.1	$126.4	$54.8

Earnings (loss) per share, diluted	$0.50	$0.26	$2.29	$1.04

Non-GAAP:
Net income available for common stock, as adjusted (non-GAAP)	$27.9	$26.0	$127.9	$111.8

Earnings per share, as adjusted, diluted (non-GAAP)	$0.50	$0.48	$2.31	$2.11

“We continued making progress selling non-core oil and gas assets. In addition, our board of directors authorized the sale of all remaining oil and gas assets and the exit of the business. We recently signed agreements to sell our San Juan Basin assets in New Mexico and a portion of our Powder River Basin assets in Wyoming for a combined $28 million. We retained advisors to support our ongoing property sales efforts and plan to divest all remaining properties before the end of 2018. Given our intent to divest the oil and gas business, we plan to report the segment as discontinued operations beginning with fourth quarter results.

“We are initiating 2018 guidance for earnings from continuing operations, as adjusted, in the range of $3.35 to $3.55 per share. The 2018 guidance reflects the transition from an acquisition integration focus back to a traditional utility growth strategy, the share dilution impact from the conversion of equity units no later than Nov. 1, 2018 and the exclusion of oil and gas results.

“We are encouraged by a strong long-term outlook across our utility service territories and vertically integrated businesses. Our geographically diverse natural gas and electric utility systems across eight states provide substantial ongoing capital investment opportunities to support customer energy needs and deliver long-term value for shareholders,” concluded Emery.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
On Oct. 3, Rocky Mountain Natural Gas, an intrastate natural gas pipeline company in Colorado, filed a rate review with the Colorado Public Utilities Commission to recover investments for maintaining and/or enhancing the safety and integrity of its pipeline system during the last three years. The filing seeks to increase annual revenues by approximately $2 million and requests a 12.25 percent return on equity and a capital structure of 46.63 percent equity and 53.37 percent debt.

•
On Sept. 22, the Mountain West Transmission Group, which includes the company’s three electric utilities and seven other electricity providers, formally expressed an interest in joining the Southwest Power Pool regional transmission organization. If membership is deemed beneficial, filings with the Federal Energy Regulatory Commission and state public utility commissions would be expected in mid-2018 with integration into the SPP in late 2019.

•
On Aug. 4, Colorado Electric received bids related to its request for proposals for an additional 60 megawatts of renewable energy resources to be in service by 2019 to meet Colorado’s renewable energy requirements. Colorado Electric is currently evaluating the bids and plans to present the results to the Colorado Public Utilities Commission by year-end for approval.

•	On July 19, Wyoming Electric set a new all-time peak load of 249 megawatts, surpassing the previous peak load of 236 megawatts set in July 2016.

Oil and Gas

•
On Nov. 1, Black Hills’ board of directors authorized the sale of all remaining oil and gas assets and the exit of the business. The segment will be reported as discontinued operations beginning with fourth quarter results. The company has retained advisors to support its ongoing property sales efforts and plans to divest all remaining properties before the end of 2018.

•
Recently, Black Hills signed agreements to sell its San Juan Basin assets in New Mexico and certain Powder River Basin assets in Wyoming for a combined $28 million. The San Juan Basin transaction is subject to final approval from the U.S. Bureau of Indian Affairs and U.S. Bureau of Land Management. Both transactions are expected to close by year-end.

Corporate

•
On Nov. 1, Black Hills’ board of directors approved an increase in the quarterly dividend of $0.03 per share on the common stock. Shareholders of record at the close of business on Nov. 17 will receive $0.475 per share, payable on Dec. 1. The dividend increase will raise the total dividend payments in 2017 to $1.81 per share.

•	On Oct. 4, Fitch Ratings affirmed its corporate credit rating of Black Hills Corp. at BBB+ with a stable outlook.

•
On Aug. 6, a new shelf registration statement was filed with the Securities and Exchange Commission. In conjunction with the shelf registration statement, the company renewed the At-the-Market equity offering program under which it may sell from time to time shares of its common stock with an aggregate value of up to $300 million.

•	On July 21, S&P Global Ratings affirmed its corporate credit rating of Black Hills Corp. at BBB with a stable outlook.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
	(in millions)
Net income (loss) available for common stock:

Electric Utilities	$27.3	$24.2	$68.4	$62.6
Gas Utilities	(4.3)	(2.9)	41.4	30.0
Power Generation (a)	6.2	5.6	18.0	19.9
Mining	3.5	3.3	9.0	7.0
Oil and Gas (b) (c)	(2.7)	(8.8)	(7.6)	(35.3)
	29.9	21.4	129.3	84.2

Corporate and Eliminations (d) (e)	(2.3)	(7.2)	(2.9)	(29.4)

Net income (loss) available for common stock	$27.7	$14.1	$126.4	$54.8

(a)
Net income (loss) available for common stock for the three and nine months ended Sept. 30, 2017 is net of net income attributable to noncontrolling interest of $3.9 million and $11 million, respectively, and $3.8 million and $6.4 million for the three and nine months ended Sept. 30, 2016.

(b)	Net income (loss) available for common stock for the three and nine months ended Sept. 30, 2016 included noncash after-tax impairments of $7.9 million and $33 million, respectively.

(c)
Net income (loss) available for common stock for the nine months ended Sept. 30, 2016 included an after-tax benefit of approximately $5.8 million recognized from additional percentage depletion deductions that are being claimed with respect to our oil and gas properties involving prior tax years.

(d)
Net income (loss) available for common stock for the three and nine months ended Sept. 30, 2017 included incremental, non-recurring acquisition and transition costs, after-tax of $0.2 million and $1.5 million, respectively, compared to $4.0 million and $24 million, for the same periods in the prior year. The three and nine months ended Sept. 30, 2016 also included after-tax internal labor costs attributable to the acquisition of $1.7 million and $7.4 million respectively.

(e)
Net income (loss) available for common stock for the nine months ended September 30, 2017 included a tax benefit of approximately $1.4 million from a carryback claim for specified liability losses involving prior tax years. Net income (loss) available for common stock for the nine months ended Sept. 30, 2016 includes tax benefits of approximately $4.4 million as a result of the re-measurement of the liability for uncertain tax positions predicated on an agreement reached with IRS Appeals in early 2016.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
Weighted average common shares outstanding (in thousands):
Basic	53,243	52,184	53,208	51,583
Diluted	55,432	53,733	55,254	52,893

Earnings per share:
Basic -
Total Basic Earnings Per Share	$0.52	$0.27	$2.38	$1.06

Diluted -
Total Diluted Earnings Per Share	$0.50	$0.26	$2.29	$1.04

EARNINGS GUIDANCE

Earnings from continuing operations per share, as adjusted is a non-GAAP financial measure. Earnings from continuing operations per share, as adjusted is defined as GAAP Earnings from continuing operations per share, adjusted for expenses and gains that the company believes do not reflect core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairment of assets, acquisition and disposition costs, and other adjustments noted in the earnings guidance reconciliation table below.

2017 EARNINGS GUIDANCE UPDATED

Black Hills reduces its guidance for 2017 earnings from continuing operations, as adjusted, to be in the range of $3.30 to $3.40 per share from $3.45 to $3.60 per share based on the assumptions as most recently listed on Aug. 4, 2017, and the effect of reclassifying our oil and gas segment to discontinued operations in year-end financial results. The reduction in guidance reflects the negative impacts from unfavorable weather at our natural gas utilities and lower than expected load growth from commercial and industrial customers at our electric utilities.

2017 Earnings Guidance Reconciliation
	LOW	HIGH

Earnings from continuing operations per share (GAAP) *	$3.28	$3.38
Adjustments**, pre-tax:
Acquisition costs	0.04	0.04

Tax on Adjustments**:
Acquisition costs	(0.01)	(0.01)
	(0.01)	(0.01)

Rounding	(0.01)	(0.01)
Total adjustments, net of tax	0.02	0.02

Earnings from continuing operations per share, as adjusted (non-GAAP)	$3.30	$3.40

*	Oil and Gas segment results are not included, as these will be reported as discontinued operations in the fourth quarter of 2017.

**	Additional adjustments may occur in the fourth quarter. Adjustments shown reflect the actual adjustments made for the first nine months of the year.

2018 EARNINGS GUIDANCE INITIATED

Black Hills issues its guidance for 2018 earnings from continuing operations, as adjusted, to be in the range of $3.35 to $3.55 per share based on the following assumptions:

•	Capital spending of $430 million;

•	Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations for planned construction, maintenance and/or capital investment projects;

•	Successful completion of rate reviews for electric and gas utilities;

•	No significant unplanned outages at any of our power generation facilities;

•	Limited equity financing under our At-the-Market equity offering program and approximately $3 million from the dividend reinvestment program;

•	Conversion of equity units no later than Nov. 1, 2018;

•	No material discrete tax events including potential tax reform measures;

•	No significant acquisitions or divestitures; and

•	Oil and gas segment reported as discontinued operations.

The company is not able to provide a forward-looking quantitative GAAP to non-GAAP reconciliation of guidance for 2018 earnings from continuing operations, as adjusted, because unplanned or unique events that may occur are unknown at this time.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Friday, Nov. 3, 2017, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 99501606 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Friday, Nov. 24, 2017, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay passcode is 99501606.

EEI FINANCIAL CONFERENCE ATTENDANCE

Leadership from Black Hills will present at the 2017 EEI Financial Conference at 9 a.m. EST on Tuesday, Nov. 7, 2017. A live webcast of the company’s presentation and accompanying slides will be available on Black Hills’ website at www.blackhillscorp.com under the Investor Relations section. A replay of the webcast will be made available at the same location following the conclusion of the webcast.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
(In millions, except per share amounts)	2017		2016		2017		2016
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) available for common stock (GAAP)	$27.7	$0.50	$14.1	$0.26	$126.4	$2.29	$54.8	$1.04
Adjustments, pre-tax:
Impairment of long-lived assets	—	—	12.3	0.23	—	—	52.3	0.99
Acquisition costs	0.4	0.01	6.1	0.11	2.3	0.04	37.2	0.70
Total adjustments	0.4	0.01	18.4	0.34	2.3	0.04	89.5	1.69

Tax on Adjustments:
Impairment of long-lived assets	—	—	(4.3)	(0.08)	—	—	(19.5)	(0.37)
Acquisition costs	(0.1)	—	(2.1)	(0.03)	(0.8)	(0.01)	(13.0)	(0.24)
Total tax on adjustments	(0.1)	—	(6.5)	(0.12)	(0.8)	(0.01)	(32.5)	(0.62)

Rounding	(0.1)	(0.01)	—	—	—	(0.01)	—	—
Adjustments, net of tax	0.2	—	11.9	0.22	1.5	0.02	57.0	1.07

Net income (loss) available for common stock, as adjusted (non-GAAP)	$27.9	$0.50	$26.0	$0.48	$127.9	$2.31	$111.8	$2.11

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended Sept. 30, 2017, compared to the three months ended Sept. 30, 2016, are discussed below. The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

On Nov. 1, 2017, our board of directors approved a complete divestiture of our Oil and Gas segment. As of Sept. 30, 2017, the results of operations of our Oil and Gas segment did not meet the criteria to be presented as discontinued operations. Effective in the fourth quarter of 2017, our Oil and Gas segment results of operations will be presented as discontinued operations.

Electric Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Gross margin	$114.8	$107.5	$7.3	$328.7	$308.8	$19.9

Operations and maintenance	40.2	38.1	2.1	125.3	116.3	9.0
Depreciation and amortization	23.4	21.1	2.3	69.4	62.8	6.6
Operating income	51.2	48.4	2.8	133.9	129.7	4.2

Interest expense, net	(12.7)	(12.0)	(0.7)	(39.0)	(36.7)	(2.3)
Other income (expense), net	0.6	1.3	(0.7)	1.6	2.8	(1.2)
Income tax benefit (expense)	(11.8)	(13.5)	1.7	(28.1)	(33.2)	5.1
Net income (loss)	$27.3	$24.2	$3.1	$68.4	$62.6	$5.8

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
Operating Statistics:
Retail sales - MWh	1,381,776	1,375,059	3,903,072	3,848,072
Contracted wholesale sales - MWh	185,723	62,547	537,720	182,087
Off-system sales - MWh	159,425	165,152	477,283	570,030
Total electric sales - MWh	1,726,924	1,602,758	4,918,075	4,600,189

Regulated power plant availability:
Coal-fired plants	98.3%	94.8%	88.1%	88.0%
Natural gas fired plants and other plants	94.6%	98.4%	95.8%	97.0%
Wind	91.0%	99.1%	92.0%	99.2%
Total availability	95.5%	97.1%	93.0%	93.7%

Wind capacity factor	23.6%	33.5%	34.3%	36.1%

Third Quarter 2017 Compared with Third Quarter 2016

Gross margin increased due primarily to a $3.3 million increase in rider revenues primarily related to transmission investment recovery and a $3.0 million return on investment from the Peak View Wind Project.

Operations and maintenance increased primarily due to $1.4 million of higher generation outage and major maintenance expenses for turbine, generator, pulverizer and boiler work as compared to the prior year. Employee costs increased $0.9 million as a result of prior year integration activities and transition expenses charged to the Corporate segment. In addition, operating expenses increased $0.4 million from the addition of the Peak View Wind Project and the 40-megawatt gas turbine at the Pueblo Airport Generating Station.

Depreciation and amortization increased primarily due to a higher asset base driven by the addition of the Peak View Wind Project and the 40-megawatt gas turbine at the Pueblo Airport Generating Station.

Interest expense, net increased primarily due to higher intercompany debt resulting from additional investments as compared to the prior year.

Other income (expense), net decreased due to reduced AFUDC with lower current year capital spend.

Income tax benefit (expense): The effective tax rate was lower than the prior year due primarily to wind production tax credits related to the Peak View Wind Project.

Gas Utilities

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Gross margin	$97.6	$99.7	$(2.1)	$385.2	$335.9	$49.3

Operations and maintenance	65.4	64.9	0.5	201.1	179.8	21.3
Depreciation and amortization	20.9	21.2	(0.3)	62.7	57.1	5.6
Operating income	11.3	13.6	(2.3)	121.5	98.9	22.6

Interest expense, net	(19.5)	(21.3)	1.8	(58.9)	(53.9)	(5.0)
Other income (expense), net	(0.3)	(0.4)	0.1	(0.3)	—	(0.3)
Income tax benefit (expense)	4.2	5.1	(0.9)	(20.7)	(15.1)	(5.6)
Net income (loss)	$(4.3)	$(3.0)	$(1.3)	$41.5	$30.0	$11.5
Net income attributable to noncontrolling interest	—	—	—	(0.1)	—	(0.1)
Net income (loss) available to common stock	$(4.3)	$(2.9)	$(1.4)	$41.4	$30.0	$11.4

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
Operating Statistics:
Total gas sales - Dth	8,850,964	8,458,170	58,853,624	52,827,977
Total transport and transmission volumes - Dth (a)	30,577,487	31,716,842	102,314,665	90,466,671

(a)	Includes transportation for irrigation loads.

Third Quarter 2017 Compared with Third Quarter 2016

Gross margin decreased primarily due to a $3.4 million weather impact from cooler summer temperatures and higher precipitation driving lower irrigation load to agriculture customers in our Nebraska Gas service territory as compared to the same period in the prior year. This is partially offset by gas utilities' customer growth and higher rider revenue.

Operations and maintenance increased primarily due to $1.2 million higher employee related expenses as a result of prior year integration activities and transition expenses charged to the Corporate segment, partially offset by lower pension expenses.

Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net decreased primarily due to the August 2016 refinancing of the debt assumed in the SourceGas Acquisition.

Other income (expense), net was comparable to the same period in the prior year.

Income tax benefit (expense): The 2017 effective tax rate is lower than 2016 due to increased flow-through benefits and no changes to uncertain tax positions as compared to 2016.

Power Generation

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$22.9	$23.3	$(0.4)	$68.3	$68.4	$(0.1)

Operations and maintenance	7.6	7.5	0.1	24.2	24.2	—
Depreciation and amortization (a)	1.0	1.0	—	3.3	3.1	0.2
Operating income	14.2	14.9	(0.7)	40.7	41.1	(0.4)

Interest expense, net	(0.7)	(0.4)	(0.3)	(2.0)	(1.3)	(0.7)
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(3.4)	(5.0)	1.6	(10.1)	(13.5)	3.4
Net income (loss)	$10.1	$9.4	$0.7	$28.6	$26.3	$2.3
Net income attributable to noncontrolling interest	(3.9)	(3.8)	(0.1)	(10.6)	(6.4)	(4.2)
Net income (loss) available to common stock	$6.2	$5.6	$0.6	$18.0	$19.9	$(1.9)

(a)
The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

On April 14, 2016, Black Hills Electric Generation sold a 49.9 percent, noncontrolling interest in Black Hills Colorado IPP for $216 million. Black Hills Electric Generation continues to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Black Hills Colorado Electric. Net income available for common stock for the three and nine months ended Sept. 30, 2017, was reduced by $3.9 million and $10.6 million, respectively, and $3.8 million and $6.4 million, respectively, for the three and nine months ended Sept. 30, 2016, attributable to this noncontrolling interest.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	97.1%	98.7%	95.8%	94.1%
Gas-fired plants	99.2%	99.1%	99.1%	99.2%
Total availability	98.7%	99.0%	98.3%	97.9%

Third Quarter 2017 Compared with Third Quarter 2016

Net income available for common stock for the Power Generation segment was $6.2 million for the three months ended September 30, 2017, compared to Net income available for common stock of $5.6 million for the same period in 2016. Revenue and operating expenses were comparable to the same period in the prior year. The variance to the prior year was primarily driven by a lower 2017 effective tax rate compared to 2016 due to the greater impact of minority interest and higher 2016 adjustments to the filed tax return.

Mining

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$17.5	$16.8	$0.7	$49.0	$44.1	$4.9

Operations and maintenance	11.2	10.5	0.7	32.2	29.2	3.0
Depreciation, depletion and amortization	2.0	2.3	(0.3)	6.2	7.3	(1.1)
Operating income (loss)	4.3	4.0	0.3	10.6	7.7	2.9

Interest (expense) income, net	—	(0.1)	0.1	(0.1)	(0.3)	0.2
Other income (expense), net	0.6	0.6	—	1.6	1.6	—
Income tax benefit (expense)	(1.3)	(1.2)	(0.1)	(3.0)	(2.1)	(0.9)
Net income (loss)	$3.5	$3.3	$0.2	$9.0	$7.0	$2.0

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2017	2016	2017	2016
Operating Statistics:	(in thousands)
Tons of coal sold	1,151	1,106	3,127	2,722
Cubic yards of overburden moved	2,316	2,065	6,381	5,516

Revenue per ton	$15.20	$15.20	$15.67	$16.21

Third Quarter 2017 Compared with Third Quarter 2016

Revenue increased due to a 4 percent increase in tons sold, with comparable pricing to the same period last year. The increased tons sold were driven primarily by Wyodak plant generating requirements. During the current period, approximately 47 percent of the mine’s production was sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operations and maintenance increased primarily due to increased overburden removal and higher royalties and production taxes on increased revenues.

Income tax benefit (expense): The effective tax rate is comparable to the same period last year.

Oil and Gas

	Three Months Ended Sept. 30,		Variance	Nine Months Ended Sept. 30,		Variance
	2017	2016	2017 vs. 2016	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$6.5	$9.6	$(3.1)	$19.2	$25.7	$(6.5)

Operations and maintenance	6.1	7.6	(1.5)	20.4	24.5	(4.1)
Depreciation, depletion and amortization	2.4	3.5	(1.1)	6.3	11.4	(5.1)
Impairment of long-lived assets	—	12.3	(12.3)	—	52.3	(52.3)
Operating income (loss)	(1.9)	(13.7)	11.8	(7.5)	(62.6)	55.1

Interest income (expense), net	(1.3)	(1.3)	—	(3.5)	(3.5)	—
Other (income) expense, net	—	—	—	—	0.1	(0.1)
Income tax benefit (expense)	0.5	6.2	(5.7)	3.4	30.7	(27.3)
Net income (loss)	$(2.7)	$(8.8)	$6.1	$(7.6)	$(35.3)	$27.7

	Three Months Ended Sept. 30,		Percentage Increase	Nine Months Ended Sept. 30,		Percentage Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
Operating Statistics:
Bbls of crude oil sold	45,240	89,569	(49)%	139,642	263,788	(47)%
Mcf of natural gas sold	2,379,189	2,426,892	(2)%	6,392,999	7,148,952	(11)%
Bbls of NGL sold	30,810	27,640	11%	82,539	105,535	(22)%
Mcf equivalent sales	2,835,487	3,130,147	(9)%	7,726,083	9,364,891	(17)%

Depletion expense/Mcfe	$0.52	$0.81	(36)%	$0.46	$0.86	(47)%

Average price received including hedges (a)(b)
Crude Oil (Bbl)	$50.22	$56.64	(11)%	$46.95	$54.38	(14)%
Natural Gas (MMcf)	$1.39	$1.63	(15)%	$1.55	$1.28	21%
Natural Gas Liquids (Bbl)	$21.79	$11.31	93%	$19.99	$10.95	83%

Average well-head price (c)
Crude Oil (Bbl)	$46.86	$41.78	12%	$45.57	$35.33	29%
Natural Gas (MMcf)	$1.08	$1.00	8%	$1.16	$0.46	152%
Natural Gas Liquids (Bbl)	$21.79	$11.31	93%	$19.99	$10.95	83%

(a)	Net of hedge settlement gains and losses.

(b)	Oil and Gas properties’ impairments of $12 million and $52 million were recorded for the three and nine months ended Sept. 30, 2016, respectively.

(c)	Prices are net of processing and transportation costs.

Third Quarter 2017 Compared with Third Quarter 2016

Revenue decreased primarily due to a 9 percent production decrease compared to the same period in the prior year. Natural gas production decreased primarily due to the 2016 sales of non-core properties, and the intentional limiting of gas production to the minimum daily quantities required to meet contractual processing commitments in the Piceance Basin. Crude oil production also decreased due to non-core property sales in the fourth quarter of 2016. The average hedged price received for crude oil sold decreased 11 percent. The average hedged price received for natural gas sold decreased by 15 percent.

Operations and maintenance decreased primarily due to lower employee costs and lower production and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased primarily due to the reduction in our full cost pool resulting from the ceiling test impairments incurred in the prior year.

Impairment of long-lived assets represents a prior year non-cash write-down in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices. The prior year ceiling test write-down of $12 million used a trailing 12 month average NYMEX natural gas price of $2.28 per Mcf, adjusted to $1.03 per Mcf at the wellhead, and $41.68 per barrel for crude oil, adjusted to $35.88 per barrel at the wellhead.

Interest income (expense), net was comparable to the same period last year.

Income tax (expense) benefit: Each period represents a tax benefit. The current period effective tax rate is lower due primarily to a reduction to the marginal well credit compared to the same period last year.

Corporate Activities

Third Quarter 2017 Compared with Third Quarter 2016

Net loss for Corporate activity was $(2.3) million for the three months ended Sept. 30, 2017, compared to net loss of $(7.2) million for the three months ended Sept. 30, 2016. The variance from the prior year was primarily due to higher corporate expenses incurred in the prior year related to the SourceGas Acquisition. The third quarter of 2017 included approximately $0.2 million of non-recurring after-tax acquisition and transition costs compared to approximately $4.0 million of non-recurring after-tax acquisition and transition costs in the third quarter of 2016. The third quarter of 2016 included $1.7 million of after-tax internal labor related to the SourceGas Acquisition that otherwise would have been charged to other business segments and also included lower income tax expense compared to the third quarter of 2017.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2017 and 2018 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2016 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•	Our ability to execute our strategy to deliver top quartile long-term shareholder returns;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	The impact of future governmental regulation and tax reform;

•	Our ability to sell our remaining oil and gas assets by the end of 2018; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Sept. 30, 2017	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$181.2	$142.8	$1.8	$9.7	$6.5	$—	$—	$—	$—	$342.1
Intercompany revenue	2.3	0.1	21.1	7.8	—	82.5	—	0.8	(114.5)	—
Fuel, purchased power and cost of gas sold	68.7	45.3	—	—	—	0.1	1.5	—	(29.3)	86.3
Gross margin	114.8	97.6	22.9	17.5	6.5	82.4	(1.5)	0.8	(85.2)	255.9

Operations and maintenance	40.2	65.4	7.6	11.2	6.1	69.2	—	—	(71.9)	127.9
Depreciation, depletion and amortization	23.4	20.9	1.0	2.0	2.4	5.1	(3.3)	2.8	(5.1)	49.4
Operating income (loss)	51.2	11.3	14.2	4.3	(1.9)	8.1	1.8	(2.0)	(8.3)	78.5

Interest expense, net	(13.5)	(19.9)	(1.0)	(0.1)	(1.3)	(37.2)	—	—	38.7	(34.4)
Interest income	0.8	0.4	0.3	—	—	29.1	—	—	(30.2)	0.4
Other income (expense)	0.6	(0.3)	—	0.6	—	48.4	—	—	(48.5)	0.9
Income tax benefit (expense)	(11.8)	4.2	(3.4)	(1.3)	0.5	(2.1)	(0.7)	0.8	—	(13.8)
Net income (loss)	$27.3	$(4.3)	$10.1	$3.5	$(2.7)	$46.2	$1.1	$(1.3)	$(48.2)	$31.6
Net income attributable to noncontrolling interest	—	—	(3.9)	—	—	—	—	—	—	(3.9)
Net income (loss) available for common stock	$27.3	$(4.3)	$6.2	$3.5	$(2.7)	$46.2	$1.1	$(1.3)	$(48.2)	$27.7

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2017	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim(a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$518.9	$674.2	$5.4	$26.5	$19.2	$—	$—	$—	$—	$1,244.1
Intercompany revenue	9.1	0.1	62.9	22.5	—	257.6	—	2.3	(354.4)	—
Fuel, purchased power and cost of gas sold	199.4	289.0	—	—	—	0.1	4.4	—	(88.7)	404.2
Gross margin	328.7	385.2	68.3	49.0	19.2	257.5	(4.4)	2.3	(265.7)	839.9

Operations and maintenance	125.3	201.1	24.2	32.2	20.4	220.4	—	—	(225.3)	398.3
Depreciation, depletion and amortization	69.4	62.7	3.3	6.2	6.3	15.6	(9.8)	8.4	(15.4)	146.7
Operating income (loss)	133.9	121.5	40.7	10.6	(7.5)	21.4	5.4	(6.1)	(25.0)	294.9

Interest expense, net	(41.4)	(60.3)	(2.9)	(0.2)	(3.5)	(110.2)	—	—	115.5	(103.0)
Interest income	2.4	1.4	0.9	—	—	86.3	—	—	(90.3)	0.7
Other income (expense)	1.6	(0.3)	—	1.6	—	221.5	—	—	(222.4)	2.0
Income tax benefit (expense)	(28.1)	(20.7)	(10.1)	(3.0)	3.4	0.7	(2.0)	2.3	—	(57.6)
Net income (loss)	$68.4	$41.5	$28.6	$9.0	$(7.6)	$219.8	$3.4	$(3.9)	$(222.2)	$137.1
Net income attributable to noncontrolling interest	—	(0.1)	(10.6)	—	—	—	—	—	—	(10.7)
Net income (loss) available for common stock	$68.4	$41.4	$18.0	$9.0	$(7.6)	$219.8	$3.4	$(3.9)	$(222.2)	$126.4

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended Sept. 30, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$171.8	$141.4	$1.9	$9.0	$9.6	$—	$—	$—	$—	$333.8
Intercompany revenue	2.7	—	21.4	7.8	—	86.0	—	0.7	(118.6)	—
Fuel, purchased power and cost of gas sold	67.0	41.7	—	—	—	0.1	1.3	—	(29.9)	80.2
Gross margin	107.5	99.7	23.3	16.8	9.6	85.9	(1.3)	0.7	(88.7)	253.6

Operations and maintenance	38.1	64.9	7.5	10.5	7.6	87.7	—	—	(82.3)	134.0
Depreciation, depletion and amortization	21.1	21.2	1.0	2.3	3.5	6.0	(3.3)	3.1	(6.0)	48.9
Impairment of long-lived assets	—	—	—	—	12.3	—	—	—	—	12.3
Operating income (loss)	48.4	13.6	14.9	4.0	(13.7)	(7.8)	1.9	(2.4)	(0.4)	58.4

Interest expense, net	(13.8)	(21.8)	(0.8)	(0.1)	(1.3)	(26.7)	—	—	28.3	(36.2)
Interest income	1.7	0.5	0.4	—	—	26.0	—	—	(27.7)	0.9
Other income (expense)	1.3	(0.4)	—	0.6	—	32.5	—	—	(32.7)	1.4
Income tax benefit (expense)	(13.5)	5.1	(5.0)	(1.2)	6.2	1.6	(0.7)	0.9	—	(6.6)
Net income (loss)	$24.2	$(3.0)	$9.4	$3.3	$(8.8)	$25.6	$1.2	$(1.5)	$(32.5)	$17.9
Net income attributable to noncontrolling interest	—	—	(3.8)	—	—	—	—	—	—	(3.8)
Net income (loss) available for common stock	$24.2	$(2.9)	$5.6	$3.3	$(8.8)	$25.6	$1.2	$(1.5)	$(32.5)	$14.1

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Nine Months Ended Sept. 30, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$493.8	$563.9	$5.3	$20.5	$25.7	$—	$—	$—	$—	$1,109.2
Intercompany revenue	9.4	—	63.1	23.7	—	251.0	—	2.0	(349.1)	—
Fuel, purchased power and cost of gas sold	194.5	228.0	—	—	—	0.4	3.9	—	(90.3)	336.5
Gross margin	308.8	335.9	68.4	44.1	25.7	250.6	(3.9)	2.0	(258.9)	772.6

Operations and maintenance	116.3	179.8	24.2	29.2	24.5	279.5	—	—	(241.2)	412.4
Depreciation, depletion and amortization	62.8	57.1	3.1	7.3	11.4	16.8	(9.8)	8.8	(16.8)	140.6
Impairment of long-lived assets	—	—	—	—	52.3	—	—	—	—	52.3
Operating income (loss)	129.7	98.9	41.1	7.7	(62.6)	(45.7)	5.9	(6.8)	(1.0)	167.3

Interest expense, net	(41.8)	(55.9)	(2.9)	(0.3)	(3.5)	(71.8)	—	—	75.2	(101.1)
Interest income	5.2	2.0	1.6	—	—	67.1	—	—	(73.4)	2.5
Other income (expense)	2.8	—	—	1.6	0.1	140.9	—	—	(141.7)	3.7
Income tax benefit (expense)	(33.2)	(15.1)	(13.5)	(2.1)	30.7	21.5	(2.2)	2.5	—	(11.2)
Net income (loss)	$62.6	$30.0	$26.3	$7.0	$(35.3)	$112.0	$3.7	$(4.3)	$(140.9)	$61.2
Net income attributable to noncontrolling interest	—	—	(6.4)	—	—	—	—	—	—	(6.4)
Net income (loss) available for common stock	$62.6	$30.0	$19.9	$7.0	$(35.3)	$112.0	$3.7	$(4.3)	$(140.9)	$54.8

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station, which sells energy and capacity under a 20-year PPA to Colorado Electric, is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	866-243-9002